Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

May 12, 2017

Kimbell Royalty Partners, LP

777 Taylor Street, Suite 810

Fort Worth, Texas 76102

Ladies and Gentlemen:

We have acted as counsel to Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 2,041,600 common units representing limited partner interests of the Partnership (the “Common Units”) that may be issued pursuant to the Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan (the “Plan”). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined the Partnership’s Certificate of Limited Partnership, the Partnership’s First Amended and Restated Agreement of Limited Partnership, the Certificate of Formation of Kimbell Royalty GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the First Amended and Restated Limited Liability Company Agreement of the General Partner, each as amended to date, the Plan, limited liability company records of the General Partner, including minute books of the General Partner, as furnished to us by the General Partner, certificates of public officials and of representatives of the General Partner, statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and other records, certificates, documents and instruments that we have deemed necessary or appropriate for purposes of rendering this opinion. In giving the opinion set forth below, we have relied, without independent investigation or verification, to the extent we deemed appropriate, upon the certificates, statements or other representations of officers or other representatives of the General Partner of the Partnership and public officials, with respect to the accuracy of the factual matters contained in or covered by such certificates, statements or representations. In making our examination, we have assumed that all signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies are true and correct copies of the originals of such documents.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, in the case of Common Units originally issued by the Partnership pursuant to the provisions of the Plan, following due authorization of a particular award thereunder by the Board of Directors of the General Partner or a duly constituted and acting committee thereof as provided in and in accordance with the Plan, the Common Units issuable pursuant to such award will have been duly authorized by all necessary partnership action on the part of the Partnership. Upon issuance and delivery of such Common Units from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the General Partner or a duly constituted and acting committee thereof as provided therein, such Common Units will be validly issued, fully paid and nonassessable.

May 12, 2017

The foregoing opinion is limited in all respects to the Delaware LP Act, as published in effect on the date hereof, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.